GRIDSENSE INC.
AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-SOLICITATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of, and as a condition of, my employment with GridSense Inc. ("GridSense" or the “Company”) and in further consideration of my receipt of the compensation now and hereafter paid to me by the Company, I, the undersigned, agree as follows.

1.	At-Will Employment.
A.I UNDERSTAND AND ACKNOWLEDGE THAT MY FULL-TIME EMPLOYMENT WITH THE COMPANY AS ITS CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES "AT-WILL" EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN A WRITING ENTITLED "MODIFICATION OF AT-WILL EMPLOYMENT" AND SIGNED BY AN OFFICER OF THE COMPANY AND AGREED TO BY ACORN ENERGY, INC. IN A SIGNED WRITING ENTITLED “MODIFICATION OF AT-WILL EMPLOYMENT.” ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE.
B.Compensation. I understand that I will receive such base compensation and benefits as the Board of Directors of the Company (the “Board”) shall establish from time to time, payable in accordance with the Company's normal payroll practices and subject to required withholdings. My base salary as of the date of this Agreement is $250,000 per year and I am eligible for 4 weeks of vacation and rental car reimbursement through March 31, 2013 not to exceed $3,000. The Company will also pay to me a one-time $10,000 signing bonus included in my first payroll check, net of required withholdings. In addition, I will be entitled to receive a cash bonus in addition to my annual base salary based on the Company's financial performance during each full calendar year period (the “Determination Period”) while I am employed by the Company (the “Bonus Payment”) if I am employed by the Company on the date such Bonus Payment is otherwise payable as provided in the next sentence; provided that if my employment terminates after the close of the Determination Period and before the payment date, I shall nonetheless be paid such Bonus Payment so long as my employment was not terminated for “Cause” by the Company in addition to any other amounts due pursuant to Section 7 below. The Bonus Payment, if any, shall be earned and paid by the Company on March 15 of the year following each Determination Period in accordance with the Company's normal payroll practices and subject to required withholdings.  The Bonus Payment for 2013 shall be as provided in a separate letter to me dated as of the date of this Agreement. I also acknowledge that the Company has entered into a Secondment Agreement with US Seismic Systems, Inc. (“USSI”) dated as of even date herewith (the “Secondment Agreement”) related to my secondment (the “Secondment”) to USSI as its Chief Financial Officer for such period and at such times as Company and USSI shall determine. I will also be eligible to be paid a bonus based on the financial performance of USSI on the terms provided in a separate letter from USSI, but which shall be payable at the time specified above for the Bonus Payment. I am also entitled to participate in equity and/or other bonus plans, if any, as provided in the referenced separate letters as of even date herewith (the “Additional Compensation Side Letters”).

2.	Confidential Information.
a.Company Information. I agree at all times during my employment with the Company and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, or corporation without written authorization of the Board, any Company

Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination. I understand that "Company Confidential Information" includes any non-public information that relates to the actual or anticipated business, research, or development of the Company, or to the Company's technical data, trade secrets, or know-how, including, but not limited to formulas, research, product plans, or other information regarding the Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information; provided, however Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others, or were known to me prior to my employment or other association with the Company or its affiliates and about which I had at such time no obligation of confidentiality.
b.Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company's technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both Company and such employer, person, or entity.
c.Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company's affiliates, customers, suppliers, licensors, licensees, partners, or collaborators ("Associated Third Parties") their confidential or proprietary information ("Associated Third Party Confidential Information"). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company's agreement with such Associated Third Parties. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information during my employment will lead to disciplinary action, up to and including immediate termination.

3.	Inventions.
a.Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by me prior to my employment with the Company to which I have any right, title or interest, which are subject to California Labor Code Section 2870, and which relate to the Company's proposed business, products, or research and development ("Prior Inventions"); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that the inclusion of any Prior Inventions in Exhibit A of this At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement (the "Agreement") will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of Company any Prior Invention, I hereby grant, or will cause to be granted, to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology, or other work and to practice any method related thereto.
b.Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company's equipment, supplies, facilities, or Company Confidential Information, except as provided in Section 3.E below (collectively referred to as "Inventions"). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company's sole discretion and for the Company's sole benefit and that no royalty or other consideration will be due to me as a result of the Company's efforts to commercialize or market any such Inventions.
c.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.
d.Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.
e.Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870(a) (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870(a) and which are not otherwise disclosed on Exhibit A.

4.	Conflicting Employment.
This employment agreement requires my full time services on behalf of the Company. I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnity the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys' fees and costs if the plaintiff is the prevailing party in such an action.

5.	Returning Company Documents.
Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section 3.C. I also consent to an exit interview to confirm my compliance with this Section 5.

6.	Non-Solicitation.
a.Employee's Covenants. In consideration of the Company hiring me, during the term of my employment and for eighteen (18) months thereafter, I will not, directly or indirectly: (a) encourage any employee, consultant, or person who is then employed by the Company (or any of its affiliates) to leave the Company (or any of its affiliates) for any reason, nor will I solicit their services; or (b) assist any other person or entity in such encouragement or solicitation. As part of this restriction, I will not interview, or provide any input to any third party regarding, any such person during the period in question.
b.Consideration. I acknowledge and understand that my employment is conditioned upon me agreeing to the terms of this Section 6 and other terms of this Agreement and me complying with all covenants set forth in this Section 6 and this Agreement, and I am willingly entering into the covenants set forth in this Section 6 and this Agreement in consideration of the Company hiring me.
c.Understanding of Covenants. I represent and agree that I (i) am familiar with the foregoing covenants not to solicit and (ii) am fully aware of my obligations hereunder, including, without limitation, the reasonableness of the length of time and scope of these covenants. I acknowledge and agree that the provisions of this Section are reasonable and that the restrictions are necessary to protect Company Confidential Information and the Company's legitimate business interests.
d.Survival of Restrictions. In the event that any provision of this Section 6 relating to the time period of the non-solicitation, the breadth of restricted activities or other related matters, is declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then such aspects of this Section 6 as would be deemed reasonable and enforceable by the court will become and thereafter be the maximum restriction in such regard, and such restriction will remain enforceable to the fullest extent deemed reasonable by such court. The restrictions set forth in this Section 6 shall survive the termination of this Agreement or Employee's termination of employment.

e.Inadequacy of Monetary Damages. I acknowledge and agree that monetary damages alone would not adequately compensate the Company in the event of a breach by me of any of the provisions of this Section 6 or Sections 2, 3 or 5 of this Agreement. In the event of a breach or threatened breach by the me of any of the provisions of this Section 6 or Sections 2, 3 or 5 of this Agreement, the Company will have the right to seek both monetary damages for any past breach and equitable relief, including specific performance by means of an injunction or other action against me or against my partners, agents, representatives, servants, employers, employees, associates or any and all other persons acting directly or indirectly by or with me, to prevent or restrain any breach.

7.	Termination.
a.General. My employment shall end immediately upon my death, or upon termination by the Company for Cause (after expiration of the cure period described below) or Disability or by me for Good Reason, each as defined in Section 8. Upon termination of my employment due to my death, or my Disability, all compensation due me under this Agreement will cease. In all other cases, (i) the Company may terminate this Agreement upon thirty (30) days prior written notice, and (ii) I may terminate this Agreement upon thirty (30) days written notice.

b.Notice of Termination - Generally. Any termination by the Company of my employment hereunder shall be in writing and delivered to me at the address set forth herein or at such address kept in the records of the Company and shall specify the reasons for such termination.

c.Termination by the Company for Cause; Termination by me without Good Reason. Any written notice of termination of employment by the Company of me for Cause shall, to the extent the Cause is curable, allow me the opportunity to cure, but in any event for a period of no more than twenty (20) calendar days. Such notice of termination shall also state in reasonable detail the Board's understanding of the facts leading to the determination of Cause. Upon the Company's final termination of my employment for Cause or upon my final termination of my employment without Good Reason (pursuant to the notice provisions of Section 7.A hereof), all compensation due to me under this Agreement shall cease, except that I shall receive the following:
(i) all accrued but unpaid base salary up to the date of termination (payable in accordance with the Company's payroll practices); and

(ii) reimbursement of all previously unreimbursed business expenses pursuant to Company policy;

d.Termination by the Company other than upon Death, Disability or Cause or Termination by me for Good Reason. In the event that the Company terminates my employment, other than upon Death, Disability or Cause, or if I resign from the Company with Good Reason (in either case pursuant to the notice provisions of Section 7.A hereof), I shall receive the following (except as otherwise provided in Section 7.E):
(i) an amount equal to six (6) months of then-current base salary (which is in addition to the base salary paid to me after the Company's delivery of notice of termination pursuant to Section 7.A and the actual date of termination); and

(ii) reimbursement of all previously unreimbursed business expenses pursuant to Company policy.

For the avoidance of doubt, I shall be entitled to the foregoing benefits once notice of termination is given by the Company or by me pursuant to this Section 7.D and my employment has terminated, regardless of my subsequent Death or Disability.

e.Excess Parachute Payments. If the amounts payable by the Company pursuant to Section 7.D in connection with a termination of my employment would constitute to any extent an “excess parachute payment” as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable by the Company to me under those provisions of this Agreement shall be an amount equal to the lesser of: (A) the amounts payable pursuant to Section 7.D; or (B) the amounts described in clause (A) as reduced to the extent necessary to cause the aggregate of all amounts paid to me in connection with (x) a change in ownership or effective control of the Company or (y) a change in the ownership of a substantial portion of the assets of the Company (if any of the foregoing constitutes an event described in clause (b)(2)(A)(i) of Code Section 280G) not to exceed two hundred ninety-nine percent (299%) of the “base amount” paid to me as such term is defined in Section 280G(b)(3) (or any successor provision). The reduction described in clause (B) of the preceding sentence shall not be made, however, if the effect of the reduction would be to cause me to retain, from the sum of all "parachute payments" as defined in Code Section 280G(b) payable to me or for my benefit, on an after-tax basis (that is, after payment of all applicable income taxes and of any tax imposed by Section 4999 of the Code by reason of the receipt of such payments) and taking into account such reduction, an aggregate amount that is less than what I would retain, on an after-tax basis, if the reduction described in clause (B) of the preceding sentence were not made.   For the avoidance of doubt, this Section 7.E shall be applied by taking into account any “parachute payment” (as defined in Code Section 280G(b)) payable to me in connection with the change in ownership or effective control of the Company or change in the ownership of a substantial portion of its assets.
f.Release. The obligation of the Company to make any payments or provide any benefits to me under this Section 7 shall be subject to me signing and not revoking a release of all claims in reasonable form provided to me by the Company.
g.No Other Payments. Other than the payments described in Sections 7.D above, I shall not be entitled to any other payments upon my termination of employment except any unpaid salary accrued to the date of my termination and reimbursement of all previously unreimbursed business expenses pursuant to Company policy.

8.	Definitions.
a."Cause" Defined. “Cause” means (i) the failure by me to perform my duties hereunder after written notice thereof and time to cure; (ii) my failure to follow the written legal directions of the Board after written notice thereof; (iii) my conviction of, or pleading guilty or nolo contendere, to a felony or a crime involving moral turpitude, fraud or embezzlement; (iv) willful misconduct with regard to the Company (including violations of securities or other laws) having a material adverse impact on the Company; or (v) an uncured material breach by me of this Agreement or material breach by me of my fiduciary duties; in each case, unless cured within twenty (20) calendar days' of my receipt of written notice by the Board of its determination to terminate me with Cause, to the extent curable.
b.“Disability” Defined. “Disability” shall mean my incapacity due to physical or mental illness, as determined by a qualified independent physician, that results in me being unable to substantially perform my duties hereunder for three consecutive months (or for three months out of any six-month period) (in either event, the “Disability Period”). Upon termination of employment, after the end of the Disability Period, all compensation due me under this Agreement shall cease.
c.“Good Reason” Defined. “Good Reason” shall mean the occurrence of any of the conditions described below, provided that such condition arises without my consent.

(i) a material diminution in my authority, duties, or responsibilities;

(ii) a material diminution in my base compensation;

(iii) any material breach by the Company of any provision of this Agreement; or

(iv) a material change in the geographic location at which I must perform my services that arises without my consent.

Notwithstanding the above, a termination of employment shall not be considered to have occurred for “Good Reason” unless: I provide notice of the condition within 30 days after the initial existence of the condition; the Company fails to cure such condition within 30 days after such notice; and the termination of employment occurs within two years following the initial existence of the condition.

d.“Gross Fair Market Value” Defined. “Gross Fair Market Value” shall mean the fair market value without regard to liabilities associated with the assets valued.

9.	Payment Terms.
Payment of any amounts to which I shall be entitled pursuant to the provisions of Section 7 shall be made in 12 equal installments commencing no later than thirty (30) days following the six month anniversary of the date of termination of employment.

10.	Post-Termination Benefits.
Upon termination of my employment hereunder for any reason, in addition to any payments to which I may be entitled upon termination of my employment pursuant to any Company policy or plan or any provision of this Agreement, I shall be entitled to any benefits under any Company policy or plan in which I was participating on the date of any such termination as provided in such policy or plan.

11.	Termination Certification.
Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the "Termination Certification" attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of one (1) year after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

12.	Notification of New Employer.
In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

13.	Code of Conduct and Ethics.
I agree to diligently adhere to all policies of the Company including, but not limited to, its Code of Conduct and Ethics, all of which may be revised from time to time during my employment.

14.	Representations.
I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

15.	Company Access to All Data on Its Property, Equipment, Media or Domains

I acknowledge that I have no reasonable expectation of privacy in any communication, whether oral, written or electronic, that is broadcasted, transmitted, recorded, archived or otherwise located within any equipment, computer, technology system, software, handheld device, telephone or other asset or property owned or licensed by the Company, or any documents or emails that are used in the conduct the business of the Company; and I grant to the Company all rights to access any communication listed above. As such, the Company has the right to audit and search all such equipment, items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company's devices in compliance with the Company's software licensing policies, to ensure compliance with the Company's policies, and for any other business-related purposes in the Company's sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company's technology systems and that I shall refrain from copying unlicensed software onto the Company's technology systems or using non-licensed software or web sites. I understand that it is my responsibility to comply with the Company's policies governing use of the Company's documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

16.	General Provisions.
a.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed against me by the Company.
b.Entire Agreement. This Agreement, together with the Exhibits herein and the Additional Compensation Side Letters, set forth the entire agreement and understanding between the Company and me and/or Acorn Energy, Inc. relating to the subject matter herein and supersede all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations (if any), whether written or oral. Notwithstanding the foregoing, to the extent the Company, its affiliates and/or Acorn Energy, Inc. had rights under such former agreement(s) with respect to confidentiality, then such rights will be cumulative with those provided hereunder and to the extent of any conflict, they shall be entitled to the maximum protection afforded hereby or thereby. Subject to the more restrictive terms contained in Paragraph 1 above, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an officer of the Company and me, and agreed to by Acorn Energy, Inc. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.
c.Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
d.Successors and Assigns; Other Beneficiaries; Secondment Issues. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement except as expressly stated. The terms of this Agreement shall inure to the benefit of GridSense and its successors and assigns, and to GridSense Pty. Ltd. and USSI and their respective affiliates to the extent provided herein or in any secondment or similar agreement between them and Company regarding my services, including but not limited to the Secondment Agreement. Without limiting the generality of the foregoing, my covenants under Sections 2 through 6 above shall expressly apply severally to each of GridSense Pty. Ltd, CHK GridSense Pty. Ltd. and USSI as though any of them were the “Company” as such term is used in such Sections and I agree that they each shall be beneficiaries of such provisions and entitled to enforce the same directly against me. Nothing herein shall constitute an assignment of Company or USSI confidential information or intellectual property to the other, it being agreed that in connection with my services hereunder or under the Secondment Agreement, each of Company and USSI shall retain all its rights in its respective property and I shall owe the duties set out in Sections 2 through 6 to each of them.

e.Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
f.Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.
g.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

[Signature pages follow]

AGREED AND ACCEPTED:

Date: January 1, 2013
JOSEPH MUSANTI

Witness:	Address:

Signature

Typed or Printed Name

Agreed as to Sections 1, 7, 8, 9 and 16 above as of January 1, 2013.

GRIDSENSE INC.

By:_________________________________
  ___________________________________
Typed or Printed Name and Title

Agreed as to Sections 7, 8, 9 and 16 above as of , 2013.

ACORN ENERGY, INC.

By:
John A. Moore President & CEO

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title

_____ No inventions or improvements
JOSEPH MUSANTI
_____ Additional sheets attached

Date: January 1, 2013

Exhibit B

California Labor Code Section 2870: Assignment of Rights

This exhibit notifies you, pursuant to Section 2872 of the California Labor Code, that the foregoing At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement between you and Company is in accordance with Section 2870 of the California Labor Code, which states that:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit C
GridSense Inc.
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents, or property, or reproductions of any aforementioned items belonging to GridSense, Inc., its subsidiaries, parents, affiliates, successors, or assigns (together, the "Company").
I further certify that I have complied with all the terms of the Company's At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement, I will preserve as confidential all Company Confidential Information and Associated Third-Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.
After leaving the Company's employment, I will be employed by ___________________ _________________________ in the position of _____________________________________.

__________________________________________
Signature of employee

__________________________________________
Print name
__________________________________________
Date

Address for Notifications:            __________________________________________

__________________________________________